Exhibit 10.1

Order No.:  20060105.006.S.028

CONTENTS
1.	SCOPE OF WORK	2
2.	PRIMARY CONTACT INFORMATION	2
3.	TERM	2
4.	REPORTING REQUIREMENTS	2
5.	FORECASTING	3
6.	PERFORMANCE METRICS	4
7.	PERFORMANCE METRIC WAIVERS	4
8.	CSR QUALITY ASSURANCE	4
9.	TRAINING	5
10.	MONTHLY PERFORMANCE REVIEWS	6
11.	PRICE	6
12.	INVOICING PROCESS	9
13.	SITE AND DEDICATED PERSONNEL	9
14.	AT&T SYSTEMS USE AND DOWNTIME	9
15.	TECHNOLOGY REQUIREMENTS	10
16.	MISCELLANEOUS OPERATIONAL REQUIREMENTS	10
17.	PERFORMANCE IMPROVEMENT PLAN	11
18.	DISPUTE RESOLUTION	11
19.	TRANSMISSION OF ORIGINAL SIGNATURES AND EXECUTING MULTIPLE COUNTERPARTS	12
EXHIBITS		13
EXHIBIT A - DEFINITIONS		14
EXHIBIT B - PRICING		16
EXHIBIT C - LINE OF BUSINESS (LOB) & SUB-CHANNEL		18
EXHIBIT D - HOURS OF OPERATIONS AND TRAINING/TRANSITION DURATION		22
EXHIBIT E - REPORTING REQUIREMENTS		24
EXHIBIT F - PERFORMANCE METRICS		26
EXHIBIT G - TECHNOLOGY REQUIREMENTS		33
EXHIBIT H — CHANGE CONTROL PROCESS		35

PRIVATE/PROPRIETARY/LOCK

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their affiliated companies and their third party representatives, except under written Agreement by the contracting Parties.

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

This Order No. 20060105.006.S.028 (“Order”) is issued pursuant to the Contact Center Agreement No. 20060105.006.C dated January 26, 2007 (“Agreement”) between AT&T Services, Inc. (“AT&T”) and StarTek, Inc. (“Supplier”) and the Agreement is incorporated by reference herein.  Capitalized terms used in this Order not otherwise defined herein shall have the definitions specified in the Agreement.  If the Order conflicts with the terms and conditions of the Agreement, the terms and conditions of the Order shall control.

AT&T hereby authorizes Supplier to perform the following Services.

1.         SCOPE OF WORK

1.1         Supplier customer services representatives (“CSRs”) shall take and handle inbound customer care inquiries by line of business (“Line of Business” or “LOB”), as set forth in Exhibit C attached hereto, in accordance with the AT&T hours of operation (“Hours of Operation”) set forth in Exhibit D attached hereto subject to applicable laws at the rates set forth in Exhibit B attached hereto.  Any other customer care activities, that result in the a change in the nature or type, market or mix of Calls, including any changes to the mix of LOB(s) supported by Site(s) as set forth in Exhibit C attached hereto, shall be subject to Exhibit H (Change Control Process).

1.2         Definitions for this Order are set forth in Exhibit A.

2.         PRIMARY CONTACT INFORMATION

The following will perform the function of primary contacts.  Supplier shall use reasonable efforts to retain the Supplier Contact during the term of this Order.

AT&T Contact	Supplier Contact
Name: [*]	Name: [*]
Address: [*]	Address: [*]
Phone: [*]	Phone: [*]
Mobile: [*]	Mobile: [*]
E-mail: [*]	E-mail: [*]

3.         TERM

3.1         The Term of this Order shall commence on August 1, 2011 (“Effective Date”), and shall continue until midnight on August 1, 2014 (the “Initial Term).

3.2         AT&T may Terminate this Order for convenience with at least [*] days prior written notice to Supplier.  Supplier shall fully cooperate with AT&T in any ramp down or transition activities associated with this Order and Supplier’s quality and level of performance during such period shall continue to comply with all requirements of the Order.

3.3        AT&T may reduce Call volumes and implement ramp down activities [*] days prior to the end of the term of this Order. Extensions to this Order shall be mutually agreed upon in writing by the Parties.

4.         REPORTING REQUIREMENTS

Supplier shall deliver to AT&T the reports set forth in Exhibit E “Reporting Requirements” attached hereto and incorporated herein.  Additional reports may be requested by AT&T and shall be provided by Supplier as mutually agreed upon by the Parties.

5.         FORECASTING

AT&T will provide a volume forecast to Supplier on a regular basis at a Site/LOB level.  For purposes of this Section 5, in the event multiple LOBs are served by multi-skilled CSRs, such multiple LOBs shall be considered one LOB.  For example, After Hours, Combined Bill (CB), Postpaid Customer Service Experience (CSE), and SmartPhone Calls are handled by the same set of CSRs and would therefore be considered one LOB.

5.1         Forty-five (45) days before the start of each month AT&T will provide a non-binding ninety (90) day forecast, a non-binding seventy-five (75) day forecast, and a forty-five (45) day monthly Call forecast (“45 Day Forecast”) with the estimated monthly number of Calls and AHT at a Site/LOB level.

5.2         Supplier shall use the 75 day forecast and the 45 Day Forecast for the purposes of calculating staffing needs in order to meet the requirements and Performance Metrics contained in this Order.

5.3         Upon receipt of the 45 Day Forecast, Supplier has [*] business days to confirm and provide feedback to AT&T regarding such 45 Day Forecast and AT&T will reasonably consider such feedback.   If Supplier does not confirm the 45 Day Forecast within this period, it shall be deemed confirmed by Supplier.

5.4         [*] business days after Supplier’s receipt of the 45 Day Forecast with estimated monthly number of Calls and AHT, such forecast  will be locked (“Locked Forecast”).  The Locked Forecast will be for the month which is the [*] full month after the Locked Forecast is delivered to Supplier.  For example, the Locked Forecast delivered to Supplier on or before [*], 2011 will be for [*], 2011.

5.5         If AT&T delivers less than [*] percent ([*]%) of the aggregate LOB Locked Forecast, AT&T shall pay the difference in minutes between the actual delivered minutes and [*] percent ([*]%) of the Locked Forecast at the applicable per minute rate, provided that Supplier can demonstrate that it had adequate staffing to handle the Locked Forecast.

5.6         Every Friday of each week AT&T will provide a [*] minute interval forecast [*] weeks in advance of the applicable week (“Preliminary Interval Forecast”) with the estimated number of Calls and AHT by Site/LOB.   AT&T may at its discretion, deliver a Preliminary Interval Forecast that adjusts the Locked Forecast up or down by no more than [*] percent ([*]%).

5.7         Upon receipt of the Interval Forecast, Supplier has [*] business days to confirm and provide feedback to AT&T regarding such Interval Forecast and AT&T will reasonably consider such feedback. If Supplier does not confirm the Interval Forecast within this period, it shall be deemed confirmed by Supplier.

5.8         Every Friday of each week AT&T will provide a [*] minute interval forecast [*] weeks in advance of the applicable week (“Locked Interval Forecast”) with the estimated number of Calls, AHT, and Handle Time by Site/LOB.

5.9         Supplier performance pursuant to this Section 5 (Forecasting) shall be governed by Section 6 (Performance Metrics).  AT&T will ensure that Performance Metric calculations and definitions take into account forecast errors while assessing performance.  Supplier acknowledges that the guarantee of [*] percent ([*]%) of the Locked Forecast described in paragraph 5.5 is contingent upon the Site performance consistently falling above the [*] measured across Like Sites (i.e., Sites performing under the expected performance levels on [*] or more Performance Metrics  for [*] or more consecutive months or experiencing significant operational outages will be excluded from any volume guarantees in following months until performance has shown improvement).

5.10       For days in which Supplier fails to meet the daily interval forecast, Supplier shall provide a shrinkage report on the following business day.

6.         PERFORMANCE METRICS

6.1         AT&T and Supplier have developed the Performance Metrics set forth in Exhibit F to ensure the delivery of high quality, efficient customer service.  Performance Metrics hereunder shall be measured monthly by LOB at each Site by Call Type.  For purposes of this Section 6, in the event multiple LOBs are served by multi-skilled CSRs, such multiple LOBs shall be considered one LOB.  For example, After Hours, Combined Bill (CB), Postpaid Customer Service Experience (CSE), and SmartPhone Calls are handled by the same set of CSRs and would therefore be considered one LOB.

6.2         Performance Metrics for Services performed under this Order shall be categorized as either Tracking Metrics or Financial Metrics and are shown in Exhibit F.

6.2.1            Tracking Metrics (also referred to as “Internal Performance Indicators” or “IPIs”)

AT&T reserves the right to amend any matter pertaining to the Tracking Metrics, with [*] days written notice to Supplier.  Supplier will make best efforts to achieve Tracking Metric targets within a period of [*] days and in all cases is expected to achieve the Tracking Metric targets within [*] days.  The Tracking Metrics are not tied to changes in monthly payments, but may be instrumental in determining volume allocations.

6.2.2            Financial Metrics (also referred to as “Primary KPIs” or “Primary Key Performance Indicators”)

6.3         AT&T reserves the right to amend Performance Metrics with [*] days prior written notice to Supplier.  If Supplier is not in agreement with the changes, the Parties will negotiate in good faith to agree on the changes within [*] days of AT&T’s written notice.   Performance Metric changes shall be documented in a written amendment to this Order.

6.4         For new Supplier Sites opening or new LOBs added to existing Sites after the Effective Date of this Order, Supplier shall provide and follow a written ramp plan that is acceptable to the AT&T Vendor Manager (“Ramp Plan”).  Supplier shall meet all timelines, staffing objectives, performance targets contained in the Ramp Plan, and provide implementation support personnel.  Immediately upon full execution of such Ramp Plan, the new Site must be meeting the Performance Metrics outlined in this Order.

6.5         CSR Progression Plan. Supplier will develop, manage to, coach to, and track the performance of each CSR against an ongoing written progression plan with specific defined goals.   It is expected that each CSR will be performing at a sufficient level to enable Supplier to meet its obligations under this Order.

7.         PERFORMANCE METRIC WAIVERS

7.1         In the event Supplier fails to meet any Performance Metric and Supplier can demonstrate to AT&T’s satisfaction that such failure was directly caused by a) AT&T; and/or b) third parties (hired or contracted) to provide system applications and/or system application services to or for AT&T (including carriers) (a and b collectively referred to as “AT&T/Service Provider”) including without limitation acts or omissions of AT&T/Service Provider AT&T may, at it’s sole discretion waive Supplier’s obligation to meet such Performance Metric and/or Discounts under this Order.

7.2         Notwithstanding anything to the contrary herein, in addition to waivers set forth herein this Order, AT&T may choose to waive Performance Metrics and applicable Discount(s) at its sole discretion.  AT&T must invoke this option in writing within [*] days of a missed Performance Metric.

8.         CSR QUALITY ASSURANCE

8.1         Quality Assessment:  Supplier shall provide enough Quality Assessment (“QA”) agents to meet the average number of monthly CSR observations.  Each CSR is to be monitored on a monthly basis in a manner to ensure quality performance.  Supervisors shall use reasonable efforts to provide feedback within [*] hours if score is below goal and [*] hours if within or above goal.  CSRs needing improvement will receive additional evaluations via various methods (side by side, additional monitoring, remote monitoring, double jacking, etc).  QA agents will shadow CSRs while on the Call without the CSR being aware they are being monitored.  Calibration sessions between Supplier QA agents, Supplier Supervisors and AT&T representatives will be held weekly to ensure scoring and feedback to CSRs is consistent.  AT&T and Supplier may mutually agree to modify the standards upon written agreement signed by both Parties pursuant to Exhibit H (Change Control Process).

8.2         Supplier agrees that it will provide each CSR with specific, timely, action-oriented feedback on the CSR’s performance. Such feedback will include a weekly coaching session that Supplier’s representatives document using a tool that AT&T provides or an equivalent tool with prior written approval of the AT&T Vendor Manager. Supplier shall document CSR coaching, and provide such information to AT&T upon request.

9.         TRAINING

9.1         No training costs shall be billed to AT&T except as described in paragraph 9.4, 9.6, 9.8, and 9.9.

9.2         Supplier shall provide New Hire Training pursuant to Exhibit D attached hereto, all retraining, ongoing soft-skills training, and customer service training to Supplier’s CSRs in accordance with AT&T provided training materials, at no cost to AT&T, in order to perform the Services described in this Order.  AT&T may be invoiced for Billable Minutes for live Calls during the Transition period.   If mutually agreed between the parties subject to Exhibit H (Change Control Process), AT&T may provide AT&T trainers for initial train-the-trainer training programs.

9.3         AT&T may request to extend the duration of New Hire Training subject to Exhibit H (Change Control Process).

9.4         Supplier shall provide up to [*] hours of AT&T specified continuing education training (“CE Training”) per CSR per [*] at no additional charge to AT&T.  CE Training hours shall be calculated [*] at Site level and not at the CSR level.  CE Training hours may be used for, but not limited to,  technical training, program updates, changes to programs, software and system updates and/or changes, scripting changes, or other topics related to the Order and the Services provided hereunder.   CE Training hours not used during any month shall be carried over to the following month provided that  the maximum number of rolling carryover shall not exceed [*] hours per CSR in aggregate at the Site level.   Carryover hours may be used for either CE training or Conversion Training.  Supplier must staff appropriately in order to complete the [*] hours/training/CSR/month.  If this training is not completed in a month due to a staffing issue, the training shall be completed in the following month and such training will not be counted towards the following month’s allotment of training hours.   In the event that Supplier reasonably believes the proposed use of the rollover hours may cause an adverse impact on service levels in the month of proposed use and that Supplier will be unable to mitigate this impact through staffing activities, Supplier will so notify AT&T.  AT&T will evaluate the situation and provide written direction to Supplier.   ADDITIONAL TRAINING FOR PERFORMANCE ISSUES SHALL BE FREE OF CHARGE TO AT&T AND SHALL NOT COUNT TOWARD THE CE TRAINING HOURS.

9.5         In the event CE Training above [*] hours per month per CSR is required by AT&T, AT&T shall be charged the CE Training rate in Exhibit B, unless otherwise mutually agreed to in writing.

9.6         If this Order is amended to add new or different AT&T LOBs and such LOBs require CSR conversion training (“Conversion Training”), AT&T will not be charged for such training to the extent carryover CE Training hours are available pursuant to paragraph 9.4., thereafter AT&T will be charged the Conversion Training rate in Exhibit B, unless otherwise mutually agreed.

9.7         If Supplier provides Services in support of multiple AT&T LOBs pursuant to this Order, Supplier may cross train CSRs between LOBs.  Such training shall be delivered at no cost to AT&T.  Supplier’s plan for cross training, if any, should be shared with AT&T.

9.8         In the event new hire training is required as the result of a greater than [*] percent ([*]%) increase in the Locked Forecast as compared to the previous Locked Forecast at Supplier level (not by Site or LOB) (hereinafter “Growth”), then AT&T shall be billed for new hire training for the number of Full Time Equivalents (“FTEs”) required to handle the volume above [*] percent ([*]%).

9.8.1      Growth training will be calculated as follows.

AT&T Growth Calculation

1.     Total minutes required per month based on calls handled forecast and average handle time goal

2.     Number of business days in month as used by AT&T work force management team

3.     Calculate daily minutes average for each month

4.     Calculate percent (%) change in daily average minutes from prior month Locked Forecast

5.     Compute  minutes over [*] percent ([*]%) allowance

6.     Using [*] percent ([*]%) on-line utilization (billable time (Handle Time + Outbound Handle Time + After Call Work) over total daily hours), compute billable time available per CSR per day based on work hours per FTE per day (8 hours)

7.     Divide minutes per day over [*] percent ([*]%) by billable time per CSR per day to determine number of CSRs allowed to bill for

8.     Supplier must provide evidence to support that it has hired and certified total number of CSRs required in order to bill over [*] percent ([*]%) portion.  If Supplier has not gained required number of CSRs, [*] percent ([*]%) calculations can only be done based on call volume that the number of CSRs Supplier has hired can handle using same calculation methodology

9.     Supplier bills training expense in the month that representative certification occurs (conclusion of training) unless otherwise instructed

9.9         New hire training cost associated with opening a new Supplier Site or adding a new LOB to an existing Supplier Site (hereinafter “Ramp”) shall be negotiated by the Parties and shall be documented in a written amendment to this Order.

9.10       Suppliers must have an established management development process and ensure that all CSR managers participate in ongoing training that includes sales, leadership, facilitation, and coaching.

10.      MONTHLY PERFORMANCE REVIEWS

Supplier will conduct monthly account review meetings with AT&T via conference call or on-Site at either location as mutually agreed upon. Supplier and AT&T shall have at least [*] via telephone conference.

11.      PRICE

11.1.      Price Per Billable Minute

Services shall be compensated by AT&T to Supplier pursuant to the [*] rates detailed in Exhibit B which is attached hereto and fully incorporated herein by this reference.

11.1.2          Calculation of [*]

Invoices will be calculated based on the formulas and data fields specified below.  If a change is made in the customer management system (“CMS”) which impacts the calculation, the Parties shall work together in good faith to determine whether adjustments in the formulas or fields are required.  Any changes shall be documented in a written amendment to this Order.

a.       [*]

b.       Rounding

(1)           All minute calculations shall be reported to a minimum of [*] decimal places during the month.

(2)           At month end, in determining total minutes, the total minutes are rounded to a whole number based on the following method:

A.    [*]

B.    [*]

11.1.3          Outbound Handle Time Ratio and AHT Cap

In the event Supplier Outbound Handle Time ratio (Outbound Handle Time / Inbound Handle Time) and/ or AHT deviates excessively above LOB benchmarks (historical performance of Like Sites), and that deviation is not attributable to changes in scope or product, AT&T retains the right to implement an Outbound Handle Time ratio cap and/or an AHT cap and floor pursuant to Exhibit H (Change Control Process).

11.2       Monthly Billing: the following shall apply to Services during the term of this Order:

11.2.1          AT&T shall be billed the [*].  Each invoice shall include line items for the following:

Billing Category
[*] - Inbound
[*] - Outbound
Prior Period Adjustments (Reconciliation)
Outbound Telecommunication Charges
Monthly Performance Bonus/Discounts (Net)

All invoices must be accompanied by necessary and sufficient documentation to support each charge.  Supporting documentation will be handled in accordance with the instructions of AT&T’s Contact for this Order.

11.2.2          [*]

11.2.3          All fees shall be expressed in U.S. Dollars.  Supplier acknowledges and agrees that the fees shall not be adjusted for currency fluctuations, and Supplier hereby waives any claims it may have related to currency fluctuations.  Payment may be via standard, commercial methods of payment including electronic fund transfers.

11.2.4          AT&T may run additional incentive programs (e.g., Pay for Performance, Prefer to Refer) pursuant to Exhibit H (Change Control Process).  Any associated costs will be billed on the monthly invoicing.

11.2.5          AT&T is not liable for payment of other direct charges that have not been pre-approved in writing pursuant to Exhibit H (Change Control Process). In other words, [*], outbound telecommunication charges, and Bonuses.

11.2.6          AT&T is not obligated to pay any invoice or invoice related to the recovery of costs or corrections received later than [*] days from the last day of the month in which Services covered by such invoice were rendered.

11.2.7          The fees set forth in this Order are inclusive of and Supplier shall be responsible for, any sales, use, gross receipts, resale, value-added, excise, stamp, withholding, ad valorem and other similar taxes, assessments, levies and charges imposed by any Governmental Entity (collectively, “Taxes”); and no such Taxes shall be due from AT&T.

11.2.8          In the event that there is a regulatory change which imposes or increases any tax which applies to the Services provided hereunder, and Supplier has not accounted for such increase or imposition in its pricing structure, the Parties agree that Supplier may make an appropriate adjustment to its pricing subject to a written amendment to this Order.

11.3       Price Per [*] shall include any and all charges associated to the Services. AT&T will not be responsible for any additional charges associated with the following:

11.3.1          Training (including but not limited to Supplier’s own corporate training, attrition training or other training required to perform Services under this Order, however not including billable training described in Section 9).

11.3.2          Background Checks

11.3.3          Drug Testing and Screening

11.3.4          Programming (e.g., scripting, legacy programming production support and maintenance, etc.).

11.3.5          Dedicated Site/LOB management functions and personnel

11.3.6          Miscellaneous support personnel (e.g., Sales/Quality Coach, ICU Urgent Case Worker, Catalyst Adjustment Auditor, Adjustment Auditors, M&P Communications Specialist, Resolution Desk, Clerical Specialist)

11.3.7          Development and issuance of reports set forth in Exhibit E

11.3.8          Recruiting of CSRs

11.3.9          Quality Assurance Personnel

11.3.10        Floor support (e.g., all CSR escalation and questions support)

11.3.11        Systems access and requirements

11.3.12        Systems — managing and maintaining equipment and access

11.3.13        Telecommunication costs (except actual outbound telecommunication charges directly associated with Suppliers Services under this order which may be charged to AT&T as a direct pass through without mark-up)

11.3.14        Travel and living (except when AT&T mandates that Supplier personnel travel)

11.3.15        Postage

11.3.16        Copies and shredding

11.3.17        Transportation

11.3.18        Employee benefits

11.3.19        Supplier Sponsored Rewards and recognition

11.3.20        Coaching activities including daily huddles, supervisor-led training for outliers, ‘side-by-side/on-the-job’ coaching/call listening as well as refresher training, if needed, for low performance.

11.3.21        AT&T will not pay a premium for hours worked during any holiday.  Information on Supplier’s holidays will be provided by Supplier upon AT&T’s request.

11.3.22        Weekly tailgates, huddles, and other than meetings that are not AT&T directed CE Training. For avoidance of doubt, this does not include meetings or huddles required by AT&T (CE Training).

11.4       AT&T will not pay a premium for overtime except however under special circumstances whereby Supplier secures AT&T prior written approval to invoice overtime to AT&T.  In this event, the Parties shall negotiate and jointly agree upon a percent (%) premium above the applicable [*] rate which shall never exceed [*] percent ([*]%) under any circumstance.  Supplier shall only invoice actual overtime that Supplier can demonstrate was paid to CSRs.

11.5       Supplier will use best efforts to minimize the amount of additional costs during downtime.  Supplier should offer vacation time or other non-billable options or as otherwise directed by AT&T during downtime caused by AT&T or Supplier.  If training is to be conducted during downtime such training must be preapproved by the AT&T Vendor Manager and, if applicable (i.e. all available training hours have been exhausted), the rate for such training will be as set forth in Exhibit B.

11.6       Performance Discounts and Bonuses:

11.6.1          Supplier’s actual results shall be measured monthly for each Performance Metric (both Tracking and Financial Metrics). In the event Supplier fails to meet any of the performance thresholds for the corresponding Financial Metric set out in Exhibit F of this Order, a performance discount will be applied to monthly invoices reducing the amount owed to Supplier (“Discount”) for the Services, in the amounts set out in Exhibit F.  Conversely, if Supplier achieves the bonus range for a Financial Metric, a performance bonus will be applied to the monthly invoice increasing the amount owed to Supplier (“Bonus”) for the Services, in the amounts set out in Exhibit F.  All Discounts and Bonuses for any given month shall be identified and deducted from or added to such month’s invoice to AT&T.

12.      INVOICING PROCESS

12.1       Supplier shall deliver one combined invoice for all Sites to AT&T by the fifteenth (15th) calendar day of each month.

13.      SITE AND DEDICATED PERSONNEL

13.1       Supplier’s Site based Workforce utilized under this Order shall not be utilized in support of competitors to AT&T.

13.2       Supplier shall separate AT&T Work performed pursuant to this Order from the activities performed for Supplier’s other customers.  Supplier shall ensure that its CSRs comply with the clean desk policy (“Clean Desk Policy”) which requires CSRs and other personnel to secure all AT&T Information and lock the CSR’s computer if the CSR is leaving his or her immediate work area for any reason and regardless of the expected duration of such absence.

13.3       Supplier shall notify AT&T prior to performing any services for a competitor of AT&T from a mutual Site.  In the event Supplier provides services for a competitor of AT&T, Supplier shall immediately inform AT&T, and Supplier agrees to provide extra security and information safeguarding as may be reasonably requested by AT&T at no cost to AT&T.

13.4       Supplier shall provide private office space for a minimum of [*] AT&T managers at each Supplier’s Site and additional shared work space both with telephone and direct, broadband internet access [*].  ID’s will need to be available for AT&T managers to ensure floor access.

14.      AT&T SYSTEMS USE AND DOWNTIME

14.1       Should AT&T systems become unavailable to Supplier, Supplier will follow the notification instructions contained in AT&T’s Downtime Policy as provided by AT&T.  Supplier will capture Call information on the AT&T-provided downtime forms and will input to AT&T systems, as soon as reasonably possible after restoration of the impacted systems.  AT&T shall pay the applicable

[*] rate for this function for both down time and recovery time if the loss of systems is due to AT&T.

14.2       The AT&T system will be completely down during certain after-hour periods and other scheduled times throughout the year, for maintenance.  When practical, AT&T will advise Supplier of the scheduled maintenance at least [*] hours prior to the times and dates that the systems will not be available.

14.3       Notwithstanding the foregoing, in the event of a Supplier system/telecommunications outage, AT&T shall not be charged for any CSRs for the duration of a Supplier system outage, subject to the System Outages Report data as described in Exhibit E and included as billing back-up.

14.4       Supplier will provide immediate notification to AT&T’s National Call Center Operations (“NCCO”) in the event of any outage. Supplier shall advise the AT&T Contact and/or Vendor Manager when any AT&T or Supplier system is down for more than [*].  Supplier shall provide to AT&T an escalation plan with mitigating action in the event of systems disruption to be approved by AT&T before the first CSRs are in Production under this Order.

14.5       Supplier will continue to provide the Services under this Order if AT&T relocates its operations to an interim or substitute facility or otherwise implements any of its internal disaster recovery plans.

14.6       Failure to comply materially with this Section constitutes a material breach of this Order.

15.      TECHNOLOGY REQUIREMENTS

15.1       As of the Effective Date of this Order, Supplier shall provide the necessary voice and data infrastructure and PCs based on current requirements (or thin client applications in lieu of PCs) at Supplier’s Site(s) from the point of demarcation within Supplier’s data center(s) for voice and data communications in accordance with Exhibit G (Technology Requirements) at Supplier’s sole expense.  The point of demarcation is the point where AT&T-owned circuits/equipment end and Supplier-owned circuits/equipment begin.  AT&T will provide any intelligent call management (“ICM”) routing and screen-pop equipment as required; or, alternatively Supplier will provide ICM and screen-pop equipment.  Supplier’s PCs will reside on the Supplier network and access AT&T’s systems via web, Citrix, or other thin client connectivity.

16.      MISCELLANEOUS OPERATIONAL REQUIREMENTS

16.1       Use of AT&T Telecommunication Services

Supplier shall conduct all Services for AT&T utilizing AT&T’s voice and data lines. These services must be acquired through the appropriate AT&T Account Team and not through a reseller of AT&T’s services.  Supplier shall provide sufficient documented support to satisfy these requirements, and will be subject to audits.

16.2       Span of Control

Supplier shall adhere to a CSR to Supervisor ratio of [*].

16.3       Support Positions

Supplier shall provide the following support positions:

•      Catalyst Adjustment Auditor (ratio of [*]).  Audits credits submitted by CSRs, performs exception audits follow-up required for feedback/coaching, and manages system access activities (including but not limited to CinglePoint, MyLogins, Clarify, MyCSP, domain log on, global log on, SOA level amendments for management, AT&T e-mail account creation/maintenance, XM IDs, WebPhone, Post Call Survey).

•      ICU Urgent Case Worker ([*] FTE at each Site). Manages the urgent case process within the Site. Duties include tracking, trending, researching and identifying/removing obstacles.

•      Sales Coach ([*] FTE at each Site). Interacts with all departments to communicate sales goals.  Duties include motivating employees, troubleshooting performance issues, providing effective coaching, creating job aids and reporting performance and incentive results.

•      Clerical Specialist ([*] FTE at each Site).  Various clerical activities including but not limited to IMC communications, log-in coordination, and adhoc reporting.

16.4       Call Recording/Screen Capture/Storage:

Supplier shall provide AT&T and any designated quality assurance contractors who have executed non-disclosure agreements with access to Supplier’s  digital call recording system, including access to [*] percent ([*]%) of inbound calls and at least [*] percent ([*]%) of screen captures (gray scale is acceptable).  Immediate access to such recordings will be provided for [*] days for all Calls and [*] days for QA Calls.  In addition, Supplier shall provide AT&T with a copy of specific call recordings within [*] after AT&T request.

17.      PERFORMANCE IMPROVEMENT PLAN

17.1       If Supplier or any Supplier Site is not meeting all requirements contained in this Order, Supplier shall provide AT&T with a plan that Supplier shall use to improve its performance such that all requirements contained in this Order are met (“Performance Improvement Plan” or “PIP”).  The PIP will include timelines, action steps that Supplier is taking, tracking of status, results achieved, and such other information as the AT&T Vendor Manager may request.

18.      DISPUTE RESOLUTION

18.1       Either Party may give the other Party written notice of any dispute not resolved in the normal course of business.  The Parties will attempt in good faith to promptly resolve any issue, dispute, or controversy arising out of or relating to this Order promptly by negotiation between the managers set forth below.  Within [*] days after delivery of such notice, representatives of both Parties will meet at a time and place designated by AT&T, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute within the time frames here:

	AT&T	Supplier
Within [*] days	SENIOR MANAGER-CENTERS PLANNING & PERFORMANCE MGMT	Regional VP
Within [*] days	AVP-CENTERS PLANNING & PERFORMANCE MGMT	Regional VP
Within [*] days	SVP-MOBILITY CUSTOMER SERVICE CENTERS	Senior VP or Executive VP of Operations

18.2       If any dispute is not resolved in accordance with this process after [*] days, the Parties will escalate to the respective executive levels.  Both Parties agree to continue performance during the negotiation period set forth in this section of the Order.

19.    TRANSMISSION OF ORIGINAL SIGNATURES AND EXECUTING MULTIPLE COUNTERPARTS

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of an original signature. This Order may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Order to be executed as of the date the last Party signs.

StarTek, Inc.		AT&T Mobility LLC by its authorized agent AT&T Services, Inc.

By:	/s/ Chad A. Carlson	By:	/s/ Tim Harden

Printed Name:	Chad A. Carlson	Printed Name:	Tim Harden

Title:	Chief Executive Officer	Title:	President - Supply Chain & Fleet Oprns

Date:	7/26/2011	Date:	8/3/2011

EXHIBITS

Exhibit A - Definitions

“After Call Work Time” or “ACW” — is also referred to as wrap time or post Call work.  The amount of time spent between Calls performing work related to the previous Call(s) which causes CSR to be unavailable to receive another inbound Call.  ACW activities may include, but are not limited to, documentation of files, data entry, and completion of forms and notes.

“Automatic Call Distribution” or “ACD” — the communications system that accepts and distributes incoming Calls or alternatively is a telephone facility that manages incoming Calls and handles them based on the number called and an associated database of handling instructions.

[*]

“Call” or “Inbound Call” means a customer telephone Call which is transferred to supplier from AT&T and arrives at the supplier ACD. All transfers within Supplier’s center required to resolve a customer’s issue is defined to be a part of initial Inbound Call.

“Financial Metrics” are Performance Metrics which are associated with Bonuses and Discounts under this Order.  Financial Metrics are also referred to as Primary Key Performance Indicators or Primary KPIs.

“Like Sites” means vendor sites supporting same LOB or group of LOBs.

“Handle Time” is the [*].

“Handled Calls” means Calls that are taken by a CSR.

“Hold Time” is the amount of time a customer remains on hold after the Call is answered by a CSR.

“New Hire Training” means AT&T’s training curriculum provided to potential CSRs before they begin handling customer Calls.

“Offered Calls” means the total number of Calls presented to the ACD system.  It does not include Calls that are terminated before they reach the ACD.

“Outbound Call” means a Call initiated by a CSR to a customer, or to any AT&T-designated internal support organization for the purpose of resolving an issue raised by a customer on a Call.

“Outbound Handle Time” means [*].

“Performance Metrics” are the factors that will be used to determine how well Supplier is performing the Services described in this Order.  Performance Metrics include both Financial Metrics and Tracking Metrics.

“Production” is defined as the mode when CSRs, after successfully completing the New Hire Training, are handling live Calls from AT&T customers.

“Talk Time” means the amount of time that a CSR is actively speaking with a customer, [*].

“Tracking Metrics” are Performance Metrics that are not the basis of any  Bonuses or Discounts under this Order.  Tracking Metrics are also referred to as “Internal Performance Indicators” or “IPIs.

“Transition” is defined as the mode when a CSR, after successfully completing the New Hire Training, is continuing to sharpen their skill by receiving additional training and coaching, and handling live Customer Calls”.

“Workforce” - includes any Supplier employee below director level who has contact with AT&T customers.

Exhibit B - Pricing

Billable Minute Rate:

AT&T shall be billed the monthly [*] as accounted for in Supplier’s ACD report, multiplied by the applicable [*] Rate from the table below. The applicable [*] Rate shall be based on the [*].  In the future, additional Orders may be incorporated into the calculation of the pricing tiers, upon mutual consent of the Parties.

EXAMPLE:  If Supplier had [*] Sites with [*] LOBs under the Order and Minutes across all LOBS in [*] for all Sites (onshore/offshore/nearshore) results in [*].  [*] percent [*] of such [*] would be billed at [*].

Site	LOB	Volume for Month
Site #1 Onshore	Postpaid CSE	[*]
	Prepaid CSE	[*]
	Combined Bill	[*]

Site #2 Offshore	Postpaid CSE	[*]
	Save	[*]

Site #3 Nearshore	Postpaid CSE	[*]
	Postpaid Tech	[*]
[*] TOTAL MINUTES

[*]

Exhibit C - Line of Business (LOB) & Sub-Channel

	Line of Business (LOB)	Abbreviated LOB Label	Sub-Channel	Description
1	After Hours	After Hours	OUT OF FOOTPRINT and IN FOOTPRINT

Inbound Calls from consumer subscribers received after normal hours of operation for Customer Service. Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, assisting with handset issues and upgrading equipment, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution. Clerical/User ID Services include Activities directly related to data entry, updating, typing, filing, creation of job aids, updating CSR communication web sites, maintenance of AT&T user IDs and such other activities as are approved by AT&T in writing.

2	Combined Bill (CB)	Combined Bill	IN FOOTPRINT

Inbound calls from Combined Billing consumer subscribers. Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, assisting with handset issues and upgrading equipment, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution.

3	Consumer Data Services / Laptop	CDS / Laptop	NATL SUPPT-TECH/PORT

Primary point of contact for issues relating to call and data processing, roaming wireless network, prepaid network, provisioning, GSM and data technology as well as troubleshooting RIM Blackberry, laptop connect and data services issues. Non-voice work to support technical services includes internet chat support, support session based calls

4	Customer Relations Team (Save)	Save	NATIONAL SUPPORT

Inbound calls from subscribers who have expressed a desire to cancel or terminate services. Duties include fielding/probing/overcoming objections for subscribers’ cancellation and suspend requests with the main function to reduce churn. All Save opportunities are logged in the Clarify Save Tracker. Clerical services include analysis of retention data, creation of job aids, quality monitoring, sales, coaching, tracking and trending of customer comments and requests.

5	Language	Language	LANGUAGE/DISABILITY

Inbound Calls from post paid consumer subscribers that require support in Spanish. Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, assisting with handset issues and upgrading equipment, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution. Clerical/User ID Services include Activities directly related to data entry, updating, typing, filing, creation of job aids, updating CSR communication web sites, maintenance of AT&T user IDs and such other activities as are approved by AT&T in writing.

6	Postpaid Customer Service Experience (CSE)	Postpaid CSE	OUT OF FOOTPRINT and IN FOOTPRINT

Inbound Calls from post paid consumer subscribers. Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, assisting with handset issues and upgrading equipment, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution. Clerical/User ID Services include Activities directly related to data entry, updating, typing, filing, creation of job aids, updating CSR communication web sites, maintenance of AT&T user IDs and such other activities as are approved by AT&T in writing.

7	Postpaid Technical Support	Postpaid Tech	NATL SUPPT-TECH/PORT

Primary point of contact for issues relating to call and data processing, roaming wireless network, prepaid network, provisioning and TDMA, GSM and data technology. Offline work to support technical services can include filing cases and escalating resolution, and a filter team may exist to review case quality before routing to Tier III network groups.

8	Prepaid Customer Service Experience (CSE)	Prepaid CSE	NATIONAL SUPPORT

Inbound calls from prepaid subscribers. Duties include the following account maintenance activities: billing statement questions, adjustments, processing payments, setting up recurring credit card payments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution. Clerical/User ID services include activities directly related to data entry, updating, typing, filing, creation of job aids, updating CSR communication web sites, maintenance of AT&T user IDs and such other activities as are approved by AT&T in writing.

9	Relocations	Relocations	BACK OFFICE

Inbound calls from post paid subscribers that allows AT&T customers to move from one wireless service area to another without being charged an activation or termination penalty. Duties include setting customer expectations and account impacts as a result of completing a relocation; following account maintenance activities including: cross market relocations, creating new accounts and assigning new mobile numbers, changes to features/services, changes of billing information, customer issues relative to price plans, adding / deleting promotions and features, contract inquiries and termination dates, rate plan changes, account updates, discussing rate plan/equipment options, pre validating eligibility for relocation, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, completion of downtime form and offline services, completing inbound/outbound test calls, escalated services/resolution.

10	SmartPhone	SmartPhone	OUT OF FOOTPRINT and IN FOOTPRINT

Inbound Calls from post paid consumer subscribers using a Smartphone device (e.g. iPhone, Blackberry, etc.). Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, assisting with handset issues and upgrading equipment, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution. Clerical/User ID Services include Activities directly related to data entry, updating, typing, filing, creation of job aids, updating CSR communication web sites, maintenance of AT&T user IDs and such other activities as are approved by AT&T in writing.

11	Transfer of Billing Responsibility (ToBR)	ToBR	BACK OFFICE

Inbound calls from post paid subscribers to change ownership and financial responsibility for a line/s of service from one account holder to another. Duties include verification of authorization, determine eligibility and process credit check; set expectations for deposits, contract end dates, roll over minutes, advise of process fee/s and send collateral. Maintenance activities: Process upgrades on the receiving account if eligible; provision new rate plans, features, services and promotions. Handle inquiries for billing, customer cancellations, troubleshooting and escalated services/resolution/appeals.

12	Warranty Service Centers (WSC)	WSC	NATL SUPPT-TECH/PORT

Inbound calls from Consumer and Business customers with handset and data device (e.g. BlackBerry) issues. Duties include: troubleshooting to determine root cause, processing exchanges for devices that are within warranty (no evidence of liquid/physical damage), and processing “out of warranty” exceptions CSRs also field issues with current exchanges and process additional exchanges when the replacement device is found to be defective. An offline fulfillment team will perform various back end process work associated with telephone exchanges.

13	Wireless Local Number Portability (WLNP)	WLNP	NATL SUPPT-TECH/PORT	Inbound Calls from consumer and business subscribers. Duties include assisting with porting in or out phone numbers to or from another carrier.

14	Wireless Retail Support (WRS)	WRS	OUT OF FOOTPRINT and IN FOOTPRINT

Inbound calls from retail store employees for customer support. Duties include: assisting COR employee with rerates, credits for subscriptions not accessible by the store, bill explanations, payment arrangements, transferring to business care, prepaid, retention, tech when appropriate. Tracking credits via sharepoint tracker to monitor the credits requested from markets. Calls are handled as business as usual using the billing system and Clarify for calling needs and notes.

Exhibit D - Hours of Operations and Training/Transition Duration

Hours of Operation may be amended from time to time as set forth in Exhibit H (Change Control Process).   AT&T reserves the right to modify (decrease or increase) Services Hours of Operation upon [*] calendar days written notice to Supplier.

	Supplier	Hours of Operation (Eastern Time)			New Hire Training Duration (Calendar	New Hire (1) Transition Duration (Calendar
Line of Business (LOB)	Site(s)	Monday - Friday	Saturday	Sunday	Days) (2)	Days)(2)
After Hours		[*]	[*]	[*]	[*]	[*]
Combined Bill (CB)	Jonesboro, Arkansas	[*]	[*]	[*]	[*]	[*]
Consumer Data Services / Laptop		[*]	[*]	[*]	[*]	[*]
Customer Relations Team (Save)	Decatur, Illinois	[*]	[*]	[*]	[*]	[*]
Language		[*]	[*]	[*]	[*]	[*]
Postpaid Customer Service Experience (CSE)	Jonesboro, Arkansas	[*]	[*]	[*]	[*]	[*]

	Quezon, Philippines	[*]	[*]	[*]	[*]	[*]
Postpaid Technical Support	(4) Kingston, Ontario	[*]	[*]	[*]	[*]	[*]

	Decatur, Illinois	[*]	[*]	[*]	[*]	[*]
Prepaid Customer Service Experience (CSE)		[*]	[*]	[*]	[*]	[*]
Relocations		[*]	[*]	[*]	[*]	[*]
SmartPhone		[*]	[*]	[*]	[*]	[*]
Transfer of Billing Responsibility (ToBR)		[*]	[*]	[*]	[*]	[*]

Warranty Service Centers (WSC)		[*]	[*]	[*]	[*]	[*]
Wireless Local Number Portability (WLNP)		[*]	[*]	[*]	[*]	[*]
Wireless Retail Support (WRSC)	Decatur	[*]	[*]	[*]	[*]	[*]

(1)  During Transition, a CSR will spend approximately [*] percent (%)[*] of the time handling live Customer Calls.

(2)  Training and Transition days are [*] hours in duration (exclusive of breaks).

(3)  Training days are not consecutive.  First [*] day period separated by [*] days of Call taking (Production), then second [*] day period [*] day period for the Combined Bill LOB).

(4)   Kingston, Ontario will perform services until [*].

Exhibit E - Reporting Requirements

ACD Report: Comprehensive report with data taken directly from the switch.  Details total Calls offered, Calls handled, Calls abandoned, average speed of answer, average handle time by live CSR, ACW, and downtime.  Delivered to AT&T [*].

Agent (PAR) Report:  CSR or Personal Accountability Reports provide queue performance statistics broken down by CSR.  Data elements include the number of ACD Calls answered, the average time spent on each ACD Call, the average time spent waiting between ACD Calls, the time spend doing post-Call work, the time spent logged into the system, short c alls, transfer rates, availability etc.  Delivered to AT&T [*].

System Outages Report: Report provides a listing of the date, time, duration and description of any system outages to Supplier’ systems, root cause analysis, and preventive measures.  Delivered to AT&T when system outages occur.

Combined Full Time Equivalent (FTE):  Report provides headcount and training data, as well as weekly attrition.  Delivered to AT&T [*].

Attrition Training:  Report provides ongoing attrition training data, with class details (class size, dates, etc.).  Delivered to AT&T [*].

Call Comparison:  Compares forecasted to actual call volume and answer performance. Delivered to AT&T [*].

Schedule Open Report:  Provides the number of CSRs (by interval) that are scheduled to be available and taking calls (aka “open”) for such interval.  Delivered to AT&T [*].

Interval:  Report provides [*] hour interval Call volume data.  Delivered to AT&T [*].

Invoice Detail:  Invoices will include detailed documentation including but not limited to, for each CSR; a list of CSR names, hours logged via the ACD, hours logged, and indicator for training or Production status.

Weekly Quality Report:  Weekly roll up of quality performance to include: scores from evaluations completed by Supplier’s quality team, scores from evaluations completed by Supplier’ leadership team (team leads/supervisors), QA/Team Lead score variance, combined score, total evaluations completed by QA team, total evaluations completed by Team Leads.

Monthly Quality Report: Monthly roll up of quality performance to include: scores from evaluations completed by Supplier’s quality team, scores from evaluations completed by Supplier’s leadership team (team leads/supervisors), QA/Team Lead score variance, combined score, total evaluations completed by QA team, total evaluations completed by Team Lead.

Quarterly Review:  Supplier will conduct quarterly reviews in person at AT&T headquarters to cover highlights, overall account activity, budget analysis, review key reports and metrics at a management level, the incentive programs that were run and their results, and to ensure that stated agreed upon objectives are being met (return on investment or “ROI”).  If objectives are not being met, Supplier shall establish an action plan to be implemented within [*] days to achieve measurable results within [*] days.

Weekly Operations Review:  Weekly presentation of performance results, trends, actual to plan comparison, etc. prepared for vendor management team.

Performance Metrics Detail:  Detailed performance results as described in Exhibit F, Section 1.

Exhibit F - Performance Metrics

1 — Performance Metric Descriptions and Calculation

	Performance Metric	Description	Calculation	Level of detail required	Type (Financial or Tracking)
1	7 Day Repeats	The percentage of calls handled by the CSR where the customer called back and was handled again by another CSR within the same seven calendar day timeframe.	[*]	By Site, LOB and call type —	Financial

2	Accessibility	Calls Handled as percent of Calls Offerred	[*]	By Site and LOB	Tracking

3	Adjustments Per Call (APC)	The total dollar amount of credits applied to Prepaid accounts divided by total calls answered.	[*]	By Site, LOB and call type	Tracking

4	Audited Net Save Rate (ANSR)

The percent of saves after shrinkage.

“Audited Net Save Rate (ANSR)” means the Audited Gross Save Rate (AGSR) with the removal of [*] day Shrinkers.

“Audited Gross Saves Rate (ASGR)” means Gross Save Rate audited for unreported or mis-reported save opportunities and saves. [*] The purpose of AGSR is converting save opportunities into saves and to ensure that billing system disconnects are properly recorded in the overall results.

Example:

[*]

“Shrinkers” means saved customers who disconnect within [*] calendar days of being saved.

			[*]	By Site and LOB by call type	Financial

“Shrinkage Percent” means Shrinkers divided by AGSR.

5	Availability	The time spent talking to customers or waiting to talk to customers. (If CSR is “not ready”, “hold” or on their back line, they are not available to the customer).	[*]	By Site by LOB by Call Type	Tracking

6	Average Handle Time (AHT)

With respect to a Site and line of business, as applicable, the sum of the relevant time periods of (i) inbound Talk Time; (ii) inbound Hold Time: and (iii) inbound After Call Work Time, divided by the total number of calls handled.

			[*]	By Site, LOB and call type	Financial

6a	Inbound hold time	Component detail of AHT	[*]	By Site, LOB and call type	Tracking

6b	Inbound talk time	Component detail of AHT	[*]	By Site, LOB and call type	Tracking

6c	Inbound after call work time	Component detail of AHT	[*]	By Site, LOB and call	Tracking

7	Cannot Duplicate (CND)	Percent of Devices returned by customers to AT&T for warranty exchange that were tested and the error could not be duplicated.	[*]		Financial

8	First Call Resolution (POSE)	Determined by the POSE survey as the percentage of “Yes, it was resolved on the first contact (1)” answers to the question: “Was your most recent question or problem resolved by the agent?”	[*]	By Site, LOB and call type	Tracking

9	First Call Resolution (WAVE)

The percentage of “yes” answers to the question: “Was the problem or concern completely resolved”.

AND

an answer of “1” to the question: “In total, how many calls have you made to the customer service center regarding this specific issue?”

			[*]	By Site, LOB and call type	Tracking

10	Interval Service Level Adherence	Adherence to the interval level accessibility goal	[*]	By Site, LOB and call type	Financial

11	Monthly forecast adherence	Adherence to the monthly forecast of inbound handle minutes by site	[*]	By Site, LOB and vendor	Financial

12	Issue Resolved (POSE)	Determined by the POSE survey as the percentage of “yes” answers to the question: “Was your most recent question or problem resolved by the agent?”	[*]	By Site, LOB and vendor	Financial

13	Occupancy	Percent of total login time in a state other than “idle” or waiting for a call.	[*]	By Site, LOB and call type	Tracking

14	Overall SAT (WAVE)	On a scale of [*], answer to the question: “Based on your recent call, how would you rate your overall satisfaction with your call?”	[*]	By Site, LOB and call type	Financial

15	Post Call Survey (PCS)	Eight question IVR survey provided to customers immediately after their call with customer service. Scores are rated [*] with [*] being the highest.	[*]	By Site, LOB and call type	Tracking

16	Quality Assurance

Used to provide an independent, observed assessment by Site, Line of Business and Call Types performance relative to specific scoring elements such as the ability to resolve the customer’s issue, the ability to do it right the first time, and whether or not the by Site, Line of Business, and Call Type demonstrated they valued the customer.

			[*]	By Site, LOB and call type	Financial

17	Sales Per Call Answered (SPCA)	The number of feature sales (excluding downgrades) that are sold for every call handled	[*]	By Site, LOB and call type	Tracking

18	Service level	The fraction of handled calls handled that had hold time of [*] seconds or less	[*]	By Site and LOB	Tracking

19	Short call rate	The fraction of handled calls that last under [*] seconds	[*]	By Site, LOB and call type	Tracking

20	Total Resolved (WAVE)	The percentage of “yes” answers to the question: “Was the problem or concern completely resolved?”	[*]	By Site, LOB and call type	Tracking

21	Transfer Rate	Customer call that is transferred or conference as a percent of calls handled.	[*]	By Site, LOB and call type	Tracking

2 — Financial Metrics by LOB

	LOB		Performance Metric	Discount Range	Bonus Range	Discount	Bonus
1	Postpaid CSE, After Hours, Combined Bill,	1	(1) Overall CSAT (WAVE)	[*]	[*]	[*]	[*]
		2	(2) 7 Day Repeats	[*] of Like Sites	[*] of Like Sites	[*]	[*]

	SmartPhone	3	(2) Average Handle Time (AHT)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		4	Interval Service Level Adherence	[*] of intervals	[*] of intervals	[*]	[*]
		5	(3) Monthly Forecast Adherence	>[*]%	N/A	[*]	[*]

2	Language	1	(1) Overall CSAT (WAVE)	[*]	[*]	[*]	[*]
		2	(2) 7 Day Repeats	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		3	(2) Average Handle Time (AHT)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		4	Interval Service Level Adherence	[*] of intervals	[*] of intervals	[*]	[*]
		5	(3) Monthly Forecast Adherence	>[*]%	N/A	[*]	[*]

3	Prepaid CSE	1	(1) Issue Resolved (POSE)	[*]	[*]	[*]	[*]
		2	(2) 7 Day Repeats	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		3	(2) Average Handle Time (AHT)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		4	Interval Service Level Adherence	[*] of intervals	[*] of intervals	[*]	[*]
		5	(3) Monthly Forecast Adherence	>[*]%	N/A	[*]	[*]

4	WSC	1	(2) 7 day repeats	[*]	[*]	[*]	[*]
		2	Cannot Duplicate (CND)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		3	(2) Average Handle Time (AHT)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		4	Interval Service Level Adherence	[*] of intervals	[*] of intervals	[*]	[*]
		5	(3) Monthly Forecast Adherence	>[*]%	N/A	[*]	[*]

5	Save	1	Audited Net Save Rate (ANSR)	[*]	[*]	[*]	[*]
		2	(2) 7 Day Repeats	[*] of Like Sites	[*] of Like Sites	[*]	[*]

		3	(2) Average Handle Time (AHT)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		4	Interval Service Level Adherence	[*] of intervals	[*] of intervals	[*]	[*]
		5	(3) Monthly Forecast Adherence	>[*]%	N/A	[*]	[*]

6	CDS / Laptop, Tech	1	(2) 7 day repeats	[*]	[*]	[*]	[*]
		2	(2) Average Handle Time (AHT)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		3	Quality Assurance	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		4	Interval service level adherence	[*] of intervals	[*] of intervals	[*]	[*]
		5	(3) Monthly forecast adherence	>[*]%	N/A	[*]	[*]

7	Relocations, TOBR	1	Quality Assurance	[*]	[*]	[*]	[*]
		2	(2) Average Handle Time (AHT)	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		3	Interval Service Level Adherence	[*] of intervals	[*] of intervals	[*]	[*]
		4	(3) Monthly Forecast Adherence	>[*]%	N/A	[*]	[*]

8	WLNP	1	(2) 7 Day Repeats	[*]	[*]	[*]	[*]
		2	Quality Assurance	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		3	(2) Average Handle Time (AHT)	[*] of intervals	[*] of intervals	[*]	[*]
		4	Interval Service Level Adherence	>[*]%	N/A	[*]	[*]

9	WRS	1	(2) 7 Day Repeats	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		2	Quality Assurance	[*] of Like Sites	[*] of Like Sites	[*]	[*]
		3	(2) Average Handle Time (AHT)	[*] of intervals	[*] of intervals	[*]	[*]
		4	Interval Service Level Adherence	>[*]%	N/A	[*]	[*]

(1)          While results are measured and Discount/Bonus shall be applied [*], a [*] true up will be calculated and any resulting adjustments to Discount/Bonus shall be applied to the next invoice.

(2)          [*].

(3)          The Monthly Forecast Adherence Discount will only be applied if Supplier performance is in the Discount Range due to Supplier’s unauthorized over staffing.

Waiver [*]:  For Sites existing on the Effective Date, Discounts and Bonuses will not be effective for the Interval Service Level Adherence and Monthly Forecast Adherence Financial Metrics until [*] days after the Effective Date.  For example, [*].

Exhibit G - Technology Requirements

Voice Network/Telephony

Supplier shall provide Local Exchange Carrier (LEC) circuits to support outbound calling, including transferred calls.  The quantity and configuration of the circuits required varies and AT&T, at its sole discretion, may specify configuration changes and/or augmentations.  All Supplier-provided LEC circuits shall be installed in accordance with AT&T standard architecture requirements.

In the event any Supplier Site/Facility has greater than [*] equipped positions, Supplier shall provide [*] United States Points of Presence (POPs) including a PBX design to support a primary and failover capacity configuration of enabling all CSRs to register at either location.  Trunking recommendations inserted below are required to be adhered to for support of maximum equipped positions counts.

Trunking Requirements

Supplier shall provide a United States POP for circuit termination.  Supplier shall provide no higher than a [*] to [*] millisecond round trip time with voice over ip transport technology to maintain acceptable call quality to meet the AT&T customer satisfaction measures.

Supplier shall provide disaster recovery for and geographic redundancy of its Automatic Call Distributor (ACD) in accordance with AT&T standard architecture requirements.

Data Network

Supplier is responsible for providing a United States POP for network connectivity to AT&T, with the network design for the connectivity between the two entities to comply with AT&T published requirements.  Supplier shall be responsible for data network from Supplier POP to the AT&T Data Centers

Vendor-to-Vendor (non-ATT) traffic is not permitted.  AT&T is not to be used as a transit network.

Supplier shall provide network redundancy to mutually agreed upon AT&T perimeter infrastructures designed to provide business to business connectivity if redundant connectivity is necessary.

AT&T will support a maximum of [*]  business to business connections (excludes CLEC connections).  Supplier agrees to consolidate multiple connections into [*] connections, [*] primary and [*] backup.

Supplier shall use Border Gateway Protocol (BGP) routing protocol to control routing over primary and backup connections.  Both connections shall route identical address space, and only the primary connection shall pass traffic.  In the event the primary connection fails, traffic shall be dynamically routed to the backup connection.  Each of the two connections shall have enough capacity to handle all traffic.

Registered address space is required for all connections.  It is Supplier’s responsibility to NAT private address space to registered address space.  A user-to-NAT ratio of [*] is recommended to avoid latency issues. (Example: [*] ).

Supplier is required to manage and support latency within Supplier’s network.  Reported latency  determined to be in the Supplier’s network will be the responsibility of Supplier to correct.

Supplier shall notify AT&T in advance of implementing Supplier network changes impacting Supplier connectivity with AT&T networks including but not limited to topology or technology changes and change in the location where Services are performed within the Supplier network.

Performance and capacity metrics shall be created and maintained by both AT&T and Supplier for their respective networks.

Desktop

Supplier shall provide and support desktop hardware and software in compliance with the AT&T Desktop Configuration Checklist which will be provided by AT&T upon Supplier’s request.  From time to time AT&T Vendor Management Team may deliver to Supplier an updated AT&T Desktop Configuration Checklist.  Supplier shall meet the desktop support requirements outlined in the AT&T Desktop Configuration Checklist.  Any expenditure for such request may require a change in price or additional funding from AT&T and will be mutually agreed to by both parties.  AT&T recommends desktop hardware is refreshed every [*] years or as needed to maintain the hardware and software standards to ensure optimum performance of AT&T applications.

Supplier shall use Domain Name Service (DNS) forwarding when it uses any applications. Any other means of “Domain Name” resolution (i.e. host files) is considered non standard and AT&T will not support its use.

Exhibit H — Change Control Process

1.               AT&T and Supplier may request changes in the scope of the work and Specification to be performed under an Order in accordance with the process as set forth in this Exhibit H.  All changes shall be mutually agreed upon and authorized in writing by Supplier and by an AT&T Director through a Change Acknowledgement (CA).

2.               Supplier shall not make any changes in the scope of the work or Specification to be performed under this Order which have not been mutually agreed to by an AT&T Director and Supplier and authorized in writing by an AT&T Director.

3.               If Supplier receives instructions, directions or requests to make any change or changes that will result in a change in the scope of the work or Specification to be performed under this Order from anyone other than an AT&T Director, Supplier shall promptly notify the AT&T Director and provide a description of the proposed change(s) and the increased cost, if any, that will result from such change(s).  Supplier shall not proceed to implement any such change without the written mutual agreement of Supplier and an AT&T Director.

4.               If Supplier receives instructions, directions, or requests from an AT&T Director to make any change or changes that will result in a change in the scope of the work to be performed under this Order, Supplier shall, promptly provide the AT&T Director a description of the impact of the proposed change(s) and the increased cost, if any, that will result from such change(s).  Supplier shall not proceed to implement any such change without the mutual written agreement of the AT&T Director and Supplier.

5.               Notwithstanding any other provision herein, Supplier shall not be obligated to make any change to this Order that would cause Supplier to violate any applicable law, rule or regulation; would cause Supplier to violate any third party contractual obligation of Supplier; or for which the timing and price related to such change cannot be agreed upon by the Parties.

APPENDIX 1 TO EXHIBIT H - Change Acknowledgment (Example)

Supplier:	Initial Date:
AT&T Contact:	PCA Number:
AT&T Ref Number:	SOW/Work Order/Order Number:
Supplier Ref Number:	Page (1 of 1):

Specifics (Attach detailed specifications sheet if applicable)

Description (including estimated dollar range and item numbers as needed)	Cost Estimate

*Total	$—

*Applicable shipping and state and local taxes are not included. Shipping and taxes will be billed at actual.

Estimated Total	$—

Actual Total

AT&T Contact Name, Title

Authorized AT&T Signature**	Date